SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. ____)*


                      NorthPoint Communications Group, Inc.
                      -------------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    666610100
                                 --------------
                                 (CUSIP Number)


                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 26
                            Exhibit Index on Page 24

CUSIP NO. 666610100                                           PAGE 2 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel V L.P. ("A5")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    7,536,810  shares,  except  that Accel V  Associates  L.L.C.
    NUMBER OF       ("A5A"),  the  general  partner of A5, may be deemed to have
     SHARES         sole power to vote these shares,  and ACP Family Partnership
   BENEFICIALLY     L.P.  ("ACPFP"),  Swartz Family  Partnership  L.P.  ("SFP"),
    OWNED BY        James W. Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene
      EACH          D. Hill, III ("Hill"), Arthur C. Patterson ("Patterson"), G.
    REPORTING       Carter Sednaoui ("Sednaoui"), James R. Swartz ("Swartz") and
     PERSON         J. Peter Wagner ("Wagner"), the managing members of A5A, may
      WITH          be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    7,536,810  shares,  except that A5A, the general  partner of
                    A5,  may be deemed to have sole  power to  dispose  of these shares,  and ACPFP,  SFP, Breyer,  Evnin,  Hill,  Patterson,
                    Sednaoui,  Swartz and Wagner,  the managing  members of A5A, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,536,810
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                           PAGE 3 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel V Associates L.L.C. ("A5A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    7,536,810 shares, all of which are directly owned by Accel V
    NUMBER OF       L.P. ("A5"). Accel V Associates L.L.C.  ("A5A"), the general
     SHARES         partner  of A5,  may be deemed  to have  sole  power to vote
   BENEFICIALLY     these shares,  and ACP Family  Partnership  L.P.  ("ACPFP"),
    OWNED BY        Swartz  Family  Partnership  L.P.  ("SFP"),  James W. Breyer
      EACH          ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    REPORTING       ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of A5A, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    7,536,810  shares,  all of which are  directly  owned by A5.
                    A5A,  the general  partner of A5, may be deemed to have sole power to dispose of these shares,  and ACPFP,  SFP,  Breyer,
                    Evnin,  Hill,  Patterson,  Sednaoui,  Swartz and Wagner, the
                    managing  members of A5A, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,536,810
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                           PAGE 4 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Internet/Strategic Technology Fund L.P. ("AISTF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    998,510   shares,   except  that  Accel   Internet/Strategic
    NUMBER OF       Technology Fund Associates  L.L.C.  ("AISTFA"),  the general
     SHARES         partner  of AISTF,  may be deemed to have sole power to vote
   BENEFICIALLY     these shares,  and ACP Family  Partnership  L.P.  ("ACPFP"),
    OWNED BY        Swartz  Family  Partnership  L.P.  ("SFP"),  James W. Breyer
      EACH          ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    REPORTING       ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    998,510 shares,  except that AISTFA,  the general partner of
                    AISTFA, may be deemed to have sole power to dispose of these shares,  and ACPFP,  SFP, Breyer,  Evnin,  Hill,  Patterson,
                    Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   998,510
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.8%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                           PAGE 5 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    998,510   shares,   all  of   which   are   owned  by  Accel
    NUMBER OF       Internet/Strategic  Technology Fund L.P. ("AISTF").  AISTFA,
     SHARES         the  general  partner  of AISTF,  may be deemed to have sole
   BENEFICIALLY     power to vote these shares,  and ACP Family Partnership L.P.
    OWNED BY        ("ACPFP"),  Swartz Family Partnership L.P. ("SFP"), James W.
      EACH          Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene D. Hill,
    REPORTING       III ("Hill"),  Arthur C. Patterson ("Patterson"),  G. Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    998,510 shares, all of which are owned by AISTF. AISTFA, the general  partner of AISTF,  may be deemed to have sole power to dispose of these shares,  and ACPFP, SFP, Breyer,  Evnin,
                    Hill, Patterson,  Sednaoui,  Swartz and Wagner, the managing members  of AISTF,  may be deemed  to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   998,510
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.8%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                           PAGE 6 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Keiretsu V L.P. ("AK5")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    393,642  shares,  except  that Accel  Keiretsu V  Associates
    NUMBER OF       L.L.C.  ("AK5A"),  the general partner of AK5, may be deemed
     SHARES         to have sole power to vote these shares, and James W. Breyer
   BENEFICIALLY     ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    OWNED BY        ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
      EACH          Sednaoui  ("Sednaoui),  James R.  Swartz  ("Swartz")  and J.
    REPORTING       Peter Wagner  ("Wagner"),  the managing members of AK5A, may
     PERSON         be deemed to have shared power to vote these  shares.  Peter
      WITH          Wagner ("Wagner"), the managing members of AISTFA, may
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    393,642  shares,  except that AK5A,  the general  partner of
                    AK5,  may be deemed to have sole  power to  dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner,  the managing  members of AK5A, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   393,642
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                           PAGE 7 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Keiretsu V Associates L.L.C. ("AK5A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    393,642  shares,  all of which are  directly  owned by Accel
    NUMBER OF       Keiretsu V L.P.  ("AK5").  AK5A, the general partner of AK5,
     SHARES         may be deemed to have sole power to vote these  shares,  and
   BENEFICIALLY     James W. Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene
    OWNED BY        D. Hill, III ("Hill"), Arthur C. Patterson ("Patterson"), G.
      EACH          Carter Sednaoui ("Sednaoui"), James R. Swartz ("Swartz") and
    REPORTING       J. Peter Wagner  ("Wagner"),  the managing  members of AK5A,
     PERSON         may be deemed to have shared power to vote these shares.
      WITH          ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    393,642  shares,  all of which  are  directly  owned by AK5.
                    AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares,  and Breyer,  Evnin, Hill,
                    Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A,  may be deemed to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   393,642
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                           PAGE 8 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '97 L.P. ("AI97")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    460,848 shares, except that James W. Breyer ("Breyer"), Luke
    NUMBER OF       B. Evnin ("Evnin"),  Eugene D. Hill, III ("Hill"), Arthur C.
     SHARES         Patterson  ("Patterson"),  G. Carter Sednaoui ("Sednaoui "),
   BENEFICIALLY     James R. Swartz  ("Swartz") and J. Peter Wagner  ("Wagner"),
    OWNED BY        the general  partners of AI97,  may be deemed to have shared
      EACH          power to vote these shares.
    REPORTING       ------------------------------------------------------------
     PERSON      6  SHARED VOTING POWER
      WITH          See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    460,848 shares,  except that Breyer, Evnin, Hill, Patterson,
                    Sednaoui,  Swartz and Wagner,  the general partners of AI97, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   460,848
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                           PAGE 9 OF 25 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '99(C) L.P. ("AI99C")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    10,642  shares,  except  that  James W.  Breyer  ("Breyer"),
    NUMBER OF       Arthur  C.  Patterson  ("Patterson"),   G.  Carter  Sednaoui
     SHARES         ("Sednaoui  ") and J. Peter Wagner  ("Wagner"),  the general
   BENEFICIALLY     partners  of AI99C,  may be deemed to have  shared  power to
    OWNED BY        vote these shares.
      EACH          ------------------------------------------------------------
    REPORTING    6  SHARED VOTING POWER
     PERSON         See response to row 5.
      WITH          ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    10,642 shares, except that Breyer,  Patterson,  Sednaoui and
                    Wagner, the general partners of AI99C, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   10,642
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                          PAGE 10 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   ACP Family Partnership L.P. ("ACPFP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   California
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    118,253
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     8,535,320  shares,  of which 7,536,810 are directly owned by
    OWNED BY        Accel V L.P.  ("A5") and 998,510 are directly owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"). ACPFP is
    REPORTING       a managing member of Accel V Associates L.L.C.  ("A5A"), the
     PERSON         general  partner  of A5,  and a  managing  member  of  Accel
      WITH          Internet/Strategic   Technology   Fund   Associates   L.L.C.
                    ("AISTFA"),  the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    118,253 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    8,535,320  shares,  of which 7,536,810 are directly owned by
                    A5 and  998,510  are  directly  owned by  AISTF.  ACPFP is a managing  member of A5A,  the  general  partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   8,653,573
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                          PAGE 11 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Swartz Family Partnership L.P. ("SFP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    43,643 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     8,535,320  shares,  of which 7,536,810 are directly owned by
    OWNED BY        Accel V L.P.  ("A5") and 998,510 are directly owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"). SFP is a
    REPORTING       managing member of Accel V Associates  L.L.C.  ("A5A"),  the
     PERSON         general  partner  of A5,  and a  managing  member  of  Accel
      WITH          Internet/Strategic   Technology   Fund   Associates   L.L.C.
                    ("AISTFA"),  the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    43,643 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    8,535,320  shares,  of which 7,536,810 are directly owned by
                    A5  and  998,510  are  directly  owned  by  AISTF.  SFP is a managing  member of A5A,  the  general  partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   8,578,963
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                          PAGE 12 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James W. Breyer ("Breyer")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    133,076 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     9,405,724  shares,  of which 7,536,810 are directly owned by
    OWNED BY        Accel V L.P.  ("A5"),  998,510 are  directly  owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  393,642
    REPORTING       are directly owned by Accel Keiretsu V L.P.  ("AK5"),  5,272
     PERSON         are directly  owned by Accel  Kieretsu V  Associates  L.L.C.
      WITH          ("AK5A"),  460,848 are directly owned by Accel Investors '97
                    L.P.  ("AI96")  and  10,642  are  directly  owned  by  Accel
                    Investors '99(C) L.P. ("AI99C"). Breyer is a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of
                    A5, a managing member of Accel Internet/Strategic Technology
                    Fund Associates  L.L.C.  ("AISTFA"),  the general partner of
                    AISTF,  a managing  member of AK5A,  the general  partner of
                    AK5,  a general  partner  of AI97 and a general  partner  of
                    AI99C and may be deemed to have  shared  power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    133,076 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,405,724  shares,  of which 7,536,810 are directly owned by
                    A5,  998,510  are  directly  owned  by  AISTF,  393,642  are directly  owned by AK5,  5,272 are  directly  owned by AK5A,
                    460,848 are  directly  owned by AI97 and 10,642 are directly owned by AI99C.  Breyer  is a  managing  member of A5A,  the general  partner  of A5, a managing  member of  AISTFA,  the general  partner of AISTF,  a managing  member of AK5A,  the general  partner  of AK5,  a general  partner  of AI97 and a general  partner  of AI99C and may be deemed to have  shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,538,800
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                          PAGE 13 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Luke B. Evnin ("Evnin")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     9,395,082  shares,  of which 7,536,810 are directly owned by
    OWNED BY        Accel V L.P.  ("A5"),  998,510 are  directly  owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  393,642
    REPORTING       are directly owned by Accel Keiretsu V L.P.  ("AK5"),  5,272
     PERSON         are directly  owned by Accel  Keiretsu V  Associates  L.L.C.
      WITH          ("AK5A") and 460,848 are directly  owned by Accel  Investors
                    '97 L.P.  ("AI97").  Evnin is a  managing  member of Accel V
                    Associates  L.L.C.  ("A5A"),  the  general  partner of A5, a managing member of Accel Internet/Strategic  Technology Fund
                    Associates L.L.C. ("AISTFA"),  the general partner of AISTF, a managing  member of AK5A, the general partner of AK5 and a general  partner  of AI97 and may be deemed  to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,395,082  shares,  of which 7,536,810 are directly owned by
                    A5,  998,510  are  directly  owned  by  AISTF,  393,642  are directly  owned by AK5, 5,272 are directly owned by AK5A and
                    460,848  are  directly  owned by AI97.  Evnin is a  managing member of A5A, the general  partner of A5, a managing member of AISTFA,  the general  partner of AISTF, a managing member of AK5A, the general  partner of AK5, and a general  partner of AI97 and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,395,082
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                          PAGE 14 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Eugene D. Hill, III ("Hill")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    2,360 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     9,395,082  shares,  of which 7,536,810 are directly owned by
    OWNED BY        Accel V L.P.  ("A5"),  998,510 are  directly  owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  393,642
    REPORTING       are directly owned by Accel Keiretsu V L.P.  ("AK5"),  5,272
     PERSON         are directly  owned by Accel  Keiretsu V  Associates  L.L.C.
      WITH          ("AK5A"),  and 460,848 are directly owned by Accel Investors
                    '97 L.P.  ("AI97").  Hill is a  managing  member  of Accel V
                    Associates  L.L.C.  ("A5A"),  the  general  partner of A5, a managing member of Accel Internet/Strategic  Technology Fund
                    Associates L.L.C. ("AISTFA"),  the general partner of AISTF, a managing  member of AK5A, the general partner of AK5 and a general  partner  of AI97 and may be deemed  to have  shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    2,360 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,395,082  shares,  of which 7,536,810 are directly owned by
                    A5,  998,510  are  directly  owned  by  AISTF,  393,642  are directly  owned by AK5, 5272 are directly owned by AK5A, and
                    460,848  are  directly  owned by AI97.  Evnin is a  managing member of A5A, the general  partner of A5, a managing member of AISTFA,  the general  partner of AISTF, a managing member of AK5A, the general  partner of AK5, and a general  partner of AI97 and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,395,082
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                          PAGE 15 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Arthur C. Patterson ("Patterson")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    401,077  shares,  of which  264,026  are  directly  owned by
    NUMBER OF       Ellmore C. Patterson Partners ("ECPP") and 118,253 are owned
     SHARES         directly by ACP Family Partnership L.P. ("ACPFP"). Patterson
   BENEFICIALLY     is the  general  partner of ECPP and ACPFP and may be deemed
    OWNED BY        to have  sole  power  to vote  the  shares  held by ECPP and
      EACH          ACPFP.
    REPORTING      ------------------------------------------------------------
     PERSON      6  SHARED VOTING POWER
      WITH          9,405,724  shares,  of which 7,536,810 are directly owned by
                    Accel V L.P.  ("A5"),  998,510 are  directly  owned by Accel
                    Internet/Strategic  Technology Fund L.P. ("AISTF"),  393,642
                    are directly owned by Accel Keiretsu V L.P.  ("AK5"),  5,272 are directly  owned  directly by Accel Keiretsu V Associates
                    L.L.C.  ("AK5A"),   460,848  are  directly  owned  by  Accel
                    Investors '97 L.P. ("AI97") and 10,642 are directly owned by
                    Accel  Investors  '99(C)  L.P.  ("AI99C").  Patterson  is  a
                    managing member of Accel V Associates  L.L.C.  ("A5A"),  the
                    general   partner  of  A5,  a   managing   member  of  Accel
                    Internet/Strategic   Technology   Fund   Associates   L.L.C.
                    ("AISTFA"),  the general partner of AISTF, a managing member of AK5A,  the general  partner of AK5, a general  partner of
                    AI97 and a  general  partner  of AI99C  and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                    SOLE DISPOSITIVE POWER
                    401,077  shares,  of which  264,026  are  directly  owned by
                    Ellmore C.  Patterson  Partners  ("ECPP").  Patterson is the
                    general partner of ECPP and may be deemed to have sole power to dispose of the shares held by ECPP.
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    9,405,724  shares,  of which 7,536,810 are directly owned by
                    A5,  998,510  are  directly  owned  by  AISTF,  393,642  are directly  owned by AK5, 5,272 are directly owned directly by
                    AK5A  460,848  are  directly  owned by AI97 and  10,642  are directly owned by AI99C.  Patterson is a managing  member of
                    A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general  partner  of AK5,  a general  partner  of AI97 and a general  partner  of AI99C and may be deemed to have  shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,806,801
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                          PAGE 16 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   G. Carter Sednaoui ("Sednaoui")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     9,405,724  shares,  of which 7,536,810 are directly owned by
    OWNED BY        A5,  998,510  are  directly  owned  by  AISTF,  393,642  are
      EACH          directly  owned by AK5,  5,272,  are directly owned by Accel
    REPORTING       Kieretsu V Associates L.L.C. ("AK5A"),  460,848 are directly
     PERSON         owned by AI97  and  10,642  are  directly  owned  by  AI99C.
      WITH          Sednaoui is a managing member of A5A, the general partner of
                    A5, a managing  member of  AISTFA,  the  general  partner of
                    AISTF,  a managing  member of AK5A,  the general  partner of
                    AK5,  a general  partner  of AI97 and a general  partner  of
                    AI99C and may be deemed to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,405,724  shares,  of which 7,536,810 are directly owned by
                    A5,  998,510  are  directly  owned  by  AISTF,  393,642  are directly owned by AK5, 5,272, are directly owned by AK5A and
                    460,848  are  directly  owned by AI97.  Evnin is a  managing member of A5A, the general  partner of A5, a managing member of AISTFA,  the general  partner of AISTF, a managing member of AK5A, the general  partner of AK5, and a general  partner of AI97 and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,405,724
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                          PAGE 17 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James R. Swartz ("Swartz")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    159,529 shares, of which 43,643 are directly owned by Swartz
                    Family  Partnership  L.P.  ("SFP").  Swartz  is the  general partner  of SFP and may be deemed to have sole power to vote these shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     9,395,082  shares,  of which 7,536,810 are directly owned by
    OWNED BY        Accel V L.P.  ("A5"),  998,510 are  directly  owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  393,642
    REPORTING       are directly  owned by Accel Keiretsu V L.P.  ("AK5"), 5,272
     PERSON         are directly  owned by Accel  Keiretsu V  Associates  L.L.C.
      WITH          ("AK5A"),  and 460,848 are directly owned by Accel Investors
                    '97 L.P.  ("AI97").  Swartz is a managing  member of Accel V
                    Associates  L.L.C.  ("A5A"),  the  general  partner of A5, a managing member of Accel Internet/Strategic  Technology Fund
                    Associates L.L.C. ("AISTFA"),  the general partner of AISTF, a  managing  member of Accel  Keiretsu V  Associates  L.L.C.
                    ("AK5A"),  the general  partner of AK5 and a general partner of AI97 and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,395,082  shares,  of which 7,536,810 are directly owned by
                    A5,  998,510  are  directly  owned  by  AISTF,  393,642  are directly  owned by AK5, 5,272 are directly owned by AK5A and
                    460,848  are  directly  owned by AI97.  Swartz is a managing member of A5A, the general  partner of A5, a managing member of AISTFA,  the general  partner of AISTF, a managing member of AK5A, the general  partner of AK5, and a general  partner of AI97 and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,554,611
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 666610100                                          PAGE 18 OF 25 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   J. Peter Wagner ("Wagner")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    33,086 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     9,405,724  shares,  of which 7,536,810 are directly owned by
    OWNED BY        Accel V L.P.  ("A5"),  998,510 are  directly  owned by Accel
      EACH          Internet/Strategic  Technology Fund L.P. ("AISTF"),  393,642
    REPORTING       are directly owned by Accel Keiretsu V L.P.  ("AK5"),  5,272
     PERSON         are directly  owned by Accel  Keiretsu V  Associates  L.L.C.
      WITH          ("AK5A"),  460,848 are directly owned by Accel Investors '97
                    L.P.  ("AI97")  and  10,642  are  directly  owned  by  Accel
                    Investors '99(C) L.P. ("AI99C"). Wagner is a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of
                    A5, a managing member of Accel Internet/Strategic Technology
                    Fund Associates  L.L.C.  ("AISTFA"),  the general partner of
                    AISTF,  a managing  member of Accel  Keiretsu  V  Associates
                    L.L.C.  ("AK5A"),  the  general  partner  of AK5,  a general partner  of AI97 and a general  partner  of AI99C and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    33,086 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,405,724  shares,  of which 7,536,810 are directly owned by
                    A5,  998,510  are  directly  owned  by  AISTF,  393,642  are directly  owned by AK5,  5,272 are  directly  owned by AK5A,
                    460,848 are  directly  owned by AI97 and 10,624 are directly owned by AI99C.  Breyer  is a  managing  member of A5A,  the general  partner  of A5, a managing  member of  AISTFA,  the general  partner of AISTF,  a managing  member of AK5A,  the general  partner  of AK5,  a general  partner  of AI97 and a general  partner  of AI99C and may be deemed to have  shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,438,810
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page 19 of 25
ITEM 1(A).  NAME OF ISSUER

            NorthPoint Communications Group, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            303 2nd Street, 10th Floor
            San Francisco, CA  94107

ITEM 2(A).  NAME OF PERSONS FILING

            This Statement is filed by Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Accel Keiretsu V L.P., a
            Delaware limited partnership ("AK5"), Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AK5 ("AK5A"), Accel Investors '97 L.P., a Delaware limited partnership ("AI97"), Accel Investors '99(C) L.P., a Delaware limited partnership ("AI99C"), the ACP Family Partnership L.P., a California limited partnership and a managing member of A5A and AISTFA ("ACPFP"), the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and managing member of A5A and AISTFA, James W. Breyer ("Breyer"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97 and AI99C, Luke B. Evnin ("Evnin"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, Eugene D. Hill, III ("Hill"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, J. Peter Wagner ("Wagner"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97 and AI99C, Arthur C. Patterson ("Patterson"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97 and AI99C, G. Carter Sednaoui ("Sednaoui"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97 and AI99C, and James R. Swartz ("Swartz"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are partners of AI97 and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI97. Breyer, Wagner, Patterson and Sednaoui are partners of AI99C and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI99C.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

                                                                   Page 20 of 25
ITEM 2(C)   CITIZENSHIP

            A5, AISTF, AK5, AI97, AI99C, ACPFP and SFP are Delaware limited partnerships. ACPFP is a California limited partnership A5A, AISTFA and AK5A are Delaware limited liability companies. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

            Common Stock
            CUSIP # 666610100

ITEM 3.     Not Applicable

ITEM 4.     OWNERSHIP

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

            (a)   Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

            (b)   Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

                                                                   Page 21 of 25
ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Under certain circumstances set forth in the limited partnership agreements of A5, AISTF, AK5, AI97 and AI99C, and the limited liability agreements of A5A, AISTFA and AK5A, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10.    CERTIFICATION.

            Not applicable

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

Entities:      Accel V L.P.
               Accel V Associates L.L.C.
               Accel Internet/Strategic Technology Fund L.P.
               Accel Internet/Strategic Technology Fund Associates L.L.C.
               Accel Keiretsu V L.P.
               Accel Keiretsu V Associates L.L.C.
               Accel Investors '97 L.P.
               Accel Investors '99(C) L.P.
               ACP Family Partnership L.P.
               Swartz Family Partnership L.P.

                                                  By: /s/ G. Carter Sednaoui
                                                      --------------------------
                                                      G. Carter Sednaoui,
                                                      Attorney-in-fact for the
                                                      above-listed entities

Individuals:   James W. Breyer
               Luke. B. Evnin
               Eugene D. Hill, III
               Arthur C. Patterson
               G. Carter Sednaoui
               James R. Swartz
               J. Peter Wagner
                                                  By: /s/ G. Carter Sednaoui
                                                      --------------------------
                                                      G. Carter Sednaoui,
                                                      Attorney-in-fact for the
                                                      above-listed individuals

                                  EXHIBIT INDEX
                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   25

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact         26

                                    Exhibit A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Northpoint Communications Group, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G..

Date:  February 14, 2000

Entities:      Accel V L.P.
               Accel V Associates L.L.C.
               Accel Internet/Strategic Technology Fund L.P.
               Accel Internet/Strategic Technology Fund Associates L.L.C.
               Accel Keiretsu V L.P.
               Accel Keiretsu V Associates L.L.C.
               Accel Investors '97 L.P.
               Accel Investors '99(C) L.P.
               ACP Family Partnership L.P.
               Swartz Family Partnership L.P.

                                                  By: /s/ G. Carter Sednaoui
                                                      --------------------------
                                                      G. Carter Sednaoui,
                                                      Attorney-in-fact for the
                                                      above-listed entities

Individuals:   James W. Breyer
               Luke. B. Evnin
               Eugene D. Hill, III
               Arthur C. Patterson
               G. Carter Sednaoui
               James R. Swartz
               J. Peter Wagner

                                                  By: /s/ G. Carter Sednaoui
                                                      --------------------------
                                                      G. Carter Sednaoui,
                                                      Attorney-in-fact for the
                                                      above-listed individuals

                                    Exhibit B

               Reference to G. Carter Sednaoui as Attorney-in-Fact


     G. Carter Sednaoui has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.